INDEPENDENT AUDITORS' CONSENT

      We consent to the incorporation by reference in this Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 of American Home Mortgage Holdings, Inc. on Form 10-K of our report dated March 23, 2001, appearing in the Annual Report on Form 10-K of American Home Mortgage Holdings, Inc. for the year ended December 31, 2000.



/s/ Deloitte & Touche LLP

Parsippany, New Jersey
March 30, 2001